Interpublic Completes The Acquisition of True North, Creating the World's Largest Marketing Communications and Services Group

NEW YORK, NY (June 22, 2001)--The Interpublic Group of Companies announced today that it had completed the acquisition of True North Communications in a pooling of interests transaction.

Interpublic will exchange 1.14 shares for each outstanding share of True North. True North has approximately 51 million shares outstanding.

"The completion of this deal signals an exciting new era for us as we continue to evolve towards leadership in all areas of marketing services," said John Dooner, Chairman and CEO of Interpublic. "We will be able to expand the range of combined and integrated services that we can offer our clients on a worldwide basis. Fortunately, our two companies have worked so well during the transition period that we will be able to move quickly to begin to realize the benefits of this acquisition."

The transaction unites the resources of two of the leading diversified advertising and marketing communications firms to create the world's largest marketing communications organization serving the largest base of global accounts, including 40 clients served in more than 20 countries. Combined pro forma revenue in 2000 was $7.2 billion.

The company's major worldwide brands include McCann-Erickson WorldGroup, The Lowe Group, FCB Worldwide, DraftWorldwide, Initiative Media Worldwide, Octagon, NFO WorldGroup, BSMG Worldwide, Marketing Drive Worldwide, and the Allied Communications Group.

# # #

Cautionary Statement

This document contains forward-looking statements. Statements that are not historical fact, including statements about Interpublic's beliefs and expectations constitute forward-looking statements. These statements are based on current plans, estimates and projections, and therefore undue reliance should not be placed on them. Forward-looking statements speak only as of the date they are made, and Interpublic undertakes no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. Interpublic cautions that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, those associated with the effect of national and regional economic conditions, the ability of Interpublic to attract new clients and retain existing clients, the financial success of the clients of Interpublic, and developments from changes in the regulatory and legal environment for advertising companies around the world, and the successful completion and integration of acquisitions which complement and expand Interpublic's business capabilities.

Another important factor is Interpublic's acquisition strategy. One of Interpublic's business strategies is to acquire businesses that complement and expand its current business capabilities. Accordingly, Interpublic is usually engaged in evaluating potential acquisition candidates. Interpublic is currently engaged in a number of preliminary discussions that may result in one or more substantial acquisitions. These acquisition opportunities require confidentiality and from time to time give rise to bidding scenarios that require quick responses by Interpublic. Although there is uncertainty that any of these discussions will result in definitive agreements or the completion of any transactions, the announcement of any such transaction may lead to increased volatility in the trading price of the shares of Interpublic.

Moreover, the success of recent or contemplated future acquisitions will depend on the effective integration of newly-acquired businesses into Interpublic's current activities. Important factors for integration include realization of anticipated synergies and the ability to retain new personnel and clients.

Investors should evaluate any statements in light of these important factors.